EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2025 relating to the financial statements of Kforce Inc. and the effectiveness of Kforce Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kforce Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Tampa, Florida
April 25, 2025